Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

LORENZO DEVELOPMENTS INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Shares par value CAD0.0001 per share	(1)	457(o)		$	$13,800,000.00	0.0001531	$2,112.78

Total Offering Amounts:							$13,800,000.00		2,112.78
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,112.78

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Offering Note(s)

(1)	This estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. Includes shares that may be purchased by the underwriters pursuant to their option to purchase additional shares to cover over-allotment, if any.

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of common share that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.